UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 25, 2015

Post Holdings, Inc.
(Exact name of registrant as specified in its charter)

Missouri	1-35305	45-3355106
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
2503 S. Hanley Road
St. Louis, Missouri 63144
(Address, including Zip Code, of Principal Executive Offices)
Registrant’s telephone number, including area code: (314) 644-7600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry Into a Material Definitive Agreement.
Merger Agreement
On January 25, 2015, Post Holdings, Inc. (the “Company” or “Post”) and Acquisition Sub, Inc., a newly organized subsidiary of Post, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MOM Brands Company (“MOM Brands”) and Shareholder Representative Services LLC, as representative for the shareholders and optionholders of MOM Brands. Under the Merger Agreement, Post will acquire MOM Brands for a purchase price of $1.15 billion (on a debt free and cash free basis, subject to a working capital adjustment and certain other adjustments described in the Merger Agreement). The purchase price will be paid in the form of $1.05 billion in cash and 2,454,425 shares of the Company’s common stock, par value $0.01 per share (the “Equity Consideration”). MOM Brands is a leader in the ready-to-eat (“RTE”) cereal value segment and has a broad portfolio of bag and box products, strategically targeting the value segment in branded RTE cereal, private label, and hot wheat and oatmeal.
The Merger Agreement contains certain representations and warranties of the parties, as well as covenants that relate to the period between signing and closing with respect to MOM Brands. The representations and warranties made by MOM Brands in the Merger Agreement do not survive the closing and, as a result, after the closing the Company will have no recourse or indemnification rights against the current owners of MOM Brands in the event any of the representations or warranties made by MOM Brands in the Merger Agreement prove to be inaccurate or breached. The Merger Agreement also provides that, upon closing of the acquisition, the Company will enter into a registration rights agreement with the sellers’ representative and the former MOM Brands shareholders and optionholders under which the Company will agree to register under the Securities Act of 1933, as amended (the “Securities Act”) the sale of the shares of Company common stock comprising the Equity Consideration.
The obligations of the parties to complete the acquisition are subject to various customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and in the case of the Company’s obligation to complete the acquisition, the accuracy of MOM Brands’ representations and warranties, material compliance by MOM Brands with certain pre-closing covenants and no material adverse change in the MOM Brands Business since the date of the Merger Agreement.
Pursuant to the Merger Agreement, the closing of the acquisition of MOM Brands will occur upon the satisfaction of the closing conditions, but in no event prior to May 1, 2015. The Merger Agreement may be terminated by mutual consent of MOM Brands and Post and under certain other circumstances, including by MOM Brands or Post if the closing of the acquisition has not occurred by July 31, 2015, although this date will be extended to October 30, 2015 if all conditions to closing have been satisfied other than the expiration of the applicable waiting period under the HSR Act.

As described below under “Debt Commitment Letter,” concurrent with the signing of the Merger Agreement, Post obtained financing commitments under which certain lenders have committed to provide up to a $700.0 million senior secured term loan facility, which Post expects will be documented as a new incremental term loan under Post’s existing Credit Agreement (as defined below). Post intends to obtain additional financing for the acquisition through the sale of approximately $240.0 million of additional equity, subject to capital and other market conditions. The financing commitment, together with the proceeds of the contemplated stock sale and cash on hand, will be sufficient to fund the cash portion of the purchase price for the acquisition transaction. Post’s obligations under the Merger Agreement are not conditioned upon the receipt of financing.
The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is attached as Exhibit 2.1 hereto and incorporated herein by reference. The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the parties to the Merger Agreement or their respective businesses. The Merger Agreement contains representations and warranties that the parties to the Merger Agreement made solely for the benefit of each other. The assertions embodied in such representations and warranties are qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Merger Agreement. In addition, these representations and warranties (i) may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate, (ii) may apply materiality standards different from what may be viewed as material to investors and securityholders, and (iii) were made only as of the date of the Merger Agreement or as of such other date or dates as may be specified in the Merger Agreement. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Post’s public disclosures. Investors and securityholders are urged not to rely on such representations and warranties as characterizations of the actual state of facts or circumstances at this time or any other time.

Debt Commitment Letter
Concurrently, and in connection with entering into the Merger Agreement, Post entered into a commitment letter (the “Debt Commitment Letter”) with Credit Suisse AG (“CS”), Credit Suisse Securities (USA) LLC (“CS Securities”), and Barclays Bank PLC (“Barclays”), pursuant to which, subject to the conditions set forth therein, CS and Barclays have committed to provide to Post a senior secured first lien term loan facility of up to $700.0 million (the “Facility”). Post expects that the Facility will be documented as a new incremental term loan (the “New Incremental Term Loan”) under the credit agreement that the Company entered into with certain financial institutions on January 29, 2014 as amended on May 1, 2014 (the “Credit Agreement”), and that the New Incremental Term Loan will be effective as of the closing of the acquisition of MOM Brands. The Credit Agreement is also subject to two Joinder Agreements dated May 1, 2014 and June 2, 2014. CS Securities and Barclays will act as joint lead arrangers for the Facility, subject to certain rights of Post to appoint additional arrangers. The proceeds of the New Incremental Term Loan will be used to partially finance the cash portion of the MOM Brands acquisition and to pay costs, fees, and expenses related to the MOM Brands acquisition. Subject to market conditions, the Company expects the interest rate on the new incremental term loan will be the base rate (as defined in the Credit Agreement) plus 2.75% or the Eurodollar Rate (as defined in the Credit Agreement) plus 3.75% with the Eurodollar Rate not being less than 1.00%. Under the Debt Commitment Letter, the amount of the New Incremental Term Loan will be reduced by the net cash proceeds of any debt securities (“New Debt Securities”) that the Company may determine to issue on or prior to the closing date of the MOM Brands acquisition. Any issuance of New Debt Securities would require an amendment to the Credit Agreement to permit the issuance of such securities, although the Company cannot provide any assurances that it would be able obtain such an amendment.
The amount of the proceeds expected from the New Incremental Term Loan will not be sufficient, by itself, to fund the entire amount of the cash portion of the purchase price for the MOM Brands acquisition, and the Company has not entered into any commitment for bridge financing to provide funding for the remaining portion. Under the Credit Agreement, the New Incremental Term Loan is not permitted to be in an amount that would cause the Company’s senior secured leverage ratio (which is the ratio of the Company’s consolidated senior secured debt to its consolidated EBITDA, as those terms are defined in the Credit Agreement) to exceed 2.5 to 1 on a pro forma basis giving effect to the MOM Brands acquisition and the incurrence of the debt under the New Incremental Term Loan. This covenant may have the effect of limiting the amount of debt that the Company may borrow under the New Incremental Term Loan to less than the full amount provided for under the Debt Commitment Letter.
The Company must satisfy the terms and conditions of the Credit Agreement and of the indentures governing the Company’s senior notes in order for the New Incremental Term Loan to be funded. Among other terms and conditions, the Credit Agreement requires that, for an acquisition (including the acquisition of MOM Brands) to be a permitted acquisition, there must not be a default or event of default that is continuing under the Credit Agreement as of the closing date of the acquisition, and the Company must have, on a pro forma basis giving effect to the acquisition and the incurrence of the debt in connection with the acquisition, a senior secured leverage ratio, as described above, of less than 2.5 to 1. In addition, the Company must, on a pro forma basis after giving effect to the acquisition and the incurrence of the debt in connection with the acquisition, be in compliance with:

•
a senior secured leverage ratio covenant (which requires the ratio of the Company’s consolidated senior secured debt to its consolidated EBITDA, as those terms are defined in the Credit Agreement, to be not greater than 3 to 1); and

•
a consolidated interest coverage ratio covenant (which requires the ratio of the Company’s consolidated EBITDA to its consolidated interest charges, as those terms are defined in the Credit Agreement, to be not less than 1.75 to 1).

The Credit Agreement permits the Company to incur additional unsecured debt only if its consolidated leverage ratio, calculated as provided in the Credit Agreement, would be less than 5.75 to 1.00 after giving effect to such new debt. As of September 30, 2014, the Company’s consolidated leverage ratio exceeded this threshold. If the Company determines to issue any New Debt Securities, the Company would have to amend the Credit Agreement to permit the new issuance, although the Company cannot provide any assurance that it would be able obtain such an amendment.
The indentures governing the Company’s senior unsecured notes also contain terms and conditions that the Company must satisfy in order to incur debt under the New Incremental Term Loan. Among other terms and conditions, the indentures governing the Company’s 6.75% Senior Notes due 2021 and the 7.375% Senior Notes due 2022 require that for the debt to be incurred under the New Incremental Term Loan to be permitted, the Company must have, on a pro forma basis giving effect to the acquisition of MOM Brands and the incurrence of debt under the New Incremental Term Loan, (1) a fixed charge coverage ratio (which is the ratio of the Company’s consolidated cash flow to its fixed charges, as those terms are defined in such indentures) of at least 2 to 1 and (2) a senior secured leverage ratio (which is the ratio of the Company’s senior secured indebtedness to its consolidated cash flow, as those terms are defined in the indentures) of not more than 2.5 to 1. Among other terms and conditions, with respect to the debt to be incurred under the New Incremental Term Loan, the indenture governing the Company’s 6.00% Senior Notes due 2022 requires that for such debt to be permitted, the Company must have, on a pro forma basis giving effect to the acquisition of

MOM Brands and the incurrence of debt under the New Incremental Term Loan, a senior secured leverage ratio (which is the ratio of the Company’s senior secured indebtedness to its consolidated cash flow, as those terms are defined in the indenture) of not more than 3 to 1.
The Company’s ability to satisfy financial covenants and tests contained in the Credit Agreement and the indentures for its senior notes is dependent on the Company’s financial results, and the financial results of MOM Brands, for the most recent four fiscal quarter periods ending prior to the closing of the MOM Brands acquisition for which financial statements are available. While the Company believes it is in compliance with the conditions to funding the Debt Commitment Letter, including the financial covenants and tests, on a pro forma basis as of the most recently ended four fiscal quarter periods for the Company and MOM Brands prior to the date hereof, for the Debt Commitment Letter to be funded these conditions must be satisfied on a pro forma basis as of the most recently ended four fiscal quarter period prior to the closing of the MOM Brands acquisition.
CS, CS Securities and Barclays, and other arrangers appointed by Post, and lenders providing the Facility have received, or may in the future receive, customary fees for these transactions.
The foregoing summary of the Debt Commitment Letter and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Debt Commitment Letter, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference. The foregoing summary of certain terms of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, and the amendment and joinders to the Credit Agreement, and the Company’s senior note indentures, each of which has previously been filed with the Securities and Exchange Commission and included as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014.
Item 3.02    Unregistered Sales of Equity Securities.

The information with respect to the issuance of Post common stock set forth in Item 1.01 hereof is incorporated by reference herein. The issuance of the Equity Consideration pursuant to the Merger Agreement will not be registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act, based in part upon investment representations made by the shareholders and optionholders of MOM Brands pursuant to the Merger Agreement.
Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits.
See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 26, 2015	Post Holdings, Inc.
(Registrant)

	By:	/s/ Jeff A. Zadoks
Name: Jeff A. Zadoks
Title: SVP & Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
2.1*	Agreement and Plan of Merger among Post Holdings, Inc., Acquisition Sub, Inc., MOM Brands Company and Shareholder Representative Services LLC dated as of January 25, 2015
10.1	Commitment Letter of Credit Suisse AG, Credit Suisse Securities (USA) LLC, and Barclays Bank PLC, and Post Holdings, Inc., dated January 25, 2015
*Certain schedules to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.